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In connection with the proposed business combination described herein (the “Business Combination), Mountain Crest Acquisition Corp. (“MCAC”) intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A, including a preliminary proxy statement and a definitive proxy statement. Promptly after filing its definitive proxy statement with the SEC, MCAC will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND STOCKHOLDERS OF MCAC ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT MCAC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MCAC, PEI (AS DEFINED BELOW) AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by MCAC with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by visiting the investor relations section of www.mcacquisition.com.

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Chorus Call
Playboy Enterprises, Inc. Interview: Transforming the Iconic Brand
Thursday, October 8, 2020, 12:00 PM Eastern

CORPORATE PARTICIPANTS Ben Kohn - CEO

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PRESENTATION

Justin

Awesome. So, I think we're recording. I want to welcome Ben Kohn, CEO of Playboy here. And really honored for you to be here and thank you so much for talking with us about the transition of the Playboy business brand and momentum of the business. Yeah, I would love to start out and hear your background, how you found the Playboy opportunity, and what you've been up to for the past few years.

Ben Kohn

Great thanks for having me, Justin. So my path with Playboy actually started in 2010. I was in private equity for the past 25 years, first at a firm called Angelo Gordon. And then in 2003 I started my own firm with two partners. And we did a combination of two different things. We took minority stakes in pre-IPO tech companies--so, Twitter, Facebook, Square, Snapchat, SpaceX, Uber, Instacart to name a few. And then we also did controlled buyouts of iconic media and consumer brands.

And that was a phenomenal track record. But what had happened over the years was I thought there was a more efficient way to pursue what I had done for the previous 25 years and that was really through a C Corp or a holding company format, i.e. a Liberty Media. And so Playboy was a company that we had taken private in 2011 in partnership with Hugh Hefner. One of the most iconic brands in the world, something that you could not replicate today.

Three billion dollars of consumer spend against the brand in over 180 countries and I would challenge anyone that if you try to recreate it you would spend billions and billions of dollars and you wouldn't be able to do that on a global basis. It's just that big of a platform. And so when I was thinking about the next phase of my career, Playboy was an unbelievable opportunity. Best I'd actually seen in my career.

For a business that I think had been mismanaged for years and really misunderstood by investors at how large this company is. You know, outside of probably Nike and Coca Cola I can't think of another brand that has this type of awareness on a purely global basis. So I decide to step in in 2017 and really revitalize and rebuild the company from the ground up. And what the business had emerged to or had become over the years was a consumer product company.

And I think what had happened was--and Hef was brilliant. He was iconic. He was really a thought leader. And I think one of the bad points in the company's history was actually Girls Next Door, where you had taken this thought leader, this pioneer on social issues and if you look at the company's history with LGBTQ+ rights, with equality regardless of your race, your gender--I mean this company featured some of the biggest voices in the civil rights movement. Freedom of expression, you know, freedom of speech. Suing the U.S. Postal Service. That had sort of gotten lost.

And so I brought in a new team. The team's done a phenomenal job really highlighting those issues today. And I think those issues today are as relevant if not more relevant than they were when they company took them on to begin with. But the business had emerged that it was no longer a media company. I think that's something truly unique about Playboy. If you look at most other media businesses they don't have the ability to transition to something else.

And I think this business did because it was always a lifestyle business. It was a business that was about pleasure in your life and really had emerged as what I think as the original lifestyle platform. The adult Disney to some extent. And so we were able to change our editorial focus to that of consumer products and that of the social issues this company has fought for for 67 years.

Playboy Enterprises, Inc. Interview: Transforming the Iconic Brand Thursday, October 8, 2020, 12:00 PM Eastern

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And it's really resonated with our consumers. And if you look at it it's between the influencers that we've been working with. The Kylies, the Travises, the Lizzos, the Bad Bunnys. It's to the acceptance of sexual wellness in our products in big box retailers today in the United States. You know, the sexual wellness business which is a key focus of ours is going to be a $400 billion industry by 2024 and it's growing globally.

And it's also translated into the growth of our sales. You know, our revenues this year even in the face of COVID where we have lost some revenue and some EBITDA that we'll get the full benefit of next year, you know, our revenues have grown 68%. Our EBITDA's up 106%. And, you know, I think the fourth quarter's historically our strongest quarter. So I'm very excited.

Justin

For those of us that haven't followed Playboy in the past maybe few maybe five years, I guess how would you--I mean you talked a lot about how this traditionally has been a media business and a lifestyle business and how it might have lost sight of that maybe sort of pre 2017. And then I think you also mentioned how this is kind of a product commerce business. Heavily e-commerce across the world. I guess how would you--how do you think about balancing those two and do they feed off of each other and how you want to kind of own that continuum?

Ben Kohn

Yeah, look, I think historically especially on the investor side it's been misunderstood that this was a magazine, it was a media business. And 25 years ago the business had evolved into something much greater than that. I think that was really a U.S. domestic issue versus and international issue. If you look at international, in China we are the leading men's fashion brand. Right? So we have 2,500 brick and mortar stores, 1,000 e-com stores, and we sell everything from a kid's deal that we just signed for kid's clothing to men's suits, shirts, leather goods, sneakers, jeans, you name it. It's a fashion business.

So the way to think about us domestically for how we're positioned in China is think about Hugo Boss, think about Tommy Hilfiger. That's really what the brand is internationally. I think from a media perspective we don't sell advertising today. And we don't sell content in the traditional media sense and that's how I think about media businesses. I think that's a really hard business today. I think what we're much more interested in is using our content to promote the social issues this company has fought for for the past 67 years and really creating that emotional connection with consumers today.

I think consumers want to spend money with brands and businesses that they believe share the same values as they do. And I think if you look at this company's history on free expression, on LGBTQ+ rights, on civil liberties and civil rights, on equality I think those are issues that resonate with consumers today. And we're seeing that translate into our sales as well.

So, you know, two exciting partnerships we have that started in late 2018 or with Pac Sun and Missguided that really sell to Gen Z. And those businesses have increased even in the face of COVID this year, you know, over 10x from what they were in 18. And so we're very excited by the future. But it also speaks to the Playboy's brand and its resonance in that streetwear culture.

Justin

What are your strategies around kind of social media and influencer types of partnerships as well as how does a typical, I guess Pac Sun Missguided type of partnership look like for Playboy? And is that kind of a playbook you're looking to replicate in the future? I know you had a nice demonstration on your filing about other types of partnerships that you could make in the future.

Playboy Enterprises, Inc. Interview: Transforming the Iconic Brand Thursday, October 8, 2020, 12:00 PM Eastern

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Ben Kohn

Yeah, so our business has two sides to it. One is on the commerce side. One is licensing. I want to be clear that licensing is not a business model. It's a very high margin revenue stream for us. And so the Pac Sun and Missguideds are collabs that we do and we'll continue to do collabs with the right partners. The second side is really D to C(PH) and that's what we're focused on and where a lot of the proceeds here will help us to expand.

In 2020 about 50% of our revenue today is direct to consumer. We're looking to expand that. We really want to have a relationship with our customers. And licensing can play a key part in that in that we can become the hub that sells licensed products. So, a good example of that is Disney. You know, Disney's the largest license brand in the world. But what you find when you walk into a Disney store and you go to Disney commerce is they're selling their licensed products on their site.

And I think we have a unique opportunity to do that. And especially with some of the exciting digital products we have planned going forward that will really drive consumer engagement.

Justin

Gotcha. And can you let us know some of these digital products that you have in store for us?

Ben Kohn

Well we have a nice sizeable gaming business today, digital gaming business with--in partnership with scientific games and micro-gaming. What I'll tell you is on the sexual wellness side we think there's a big hole in the marketplace for advice and really enabling people to have better sex lives. And so when we launched our brand new line of CBD products two weeks ago we did a partnership with a company called Allbodies which is really closing the orgasm gap between men and women.

So men tend to have many more orgasms than women do. And we had 3,000 people sign up for each of the first two classes. And so those are products that we're looking for and looking at going forward that we think will enable people to have better intimacy and better sex lives.

Justin

The most common question I got from over 100,000 views I guess on TikTok here was how Playboy was planning on positioning itself specifically around in the U.S. and North America with people I think remembering the legacy type of media business and not necessarily the parallel side positioning Playboy against the landscape of what sexual entertainment is in today's world. And that's really interesting that you're kind of approaching this from this education side. Because I think a lot of people are calling out in a very individual branding world, social media world where things are popping up like Only Fans and Patreon and all these other things, right?

I mean, I think that that really speaks to how the brand is transitioning away from--so I think what the perception has been traditionally here in America.

Playboy Enterprises, Inc. Interview: Transforming the Iconic Brand Thursday, October 8, 2020, 12:00 PM Eastern

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Ben Kohn

Yeah, no question about it. Look, I think that to an extent you want that it's free, it's online. We still do have products in that category today but it's a very small percentage of our overall business today. I think the real future is enabling people to have better connections in their lives. And especially in this COVID era, we need that. We all need that. And so, you know, how can we create better connections between individuals? How can we create better intimacy between individuals regardless of your preference?

And that's what we're focused on going forward.

Justin

Awesome. And you made reference to licensing being a great revenue stream. High gross margin but not being a business model I guess. Where--in what spots are you looking to kind of continue growing your licensing business versus I guess owning and operating? Because that was a big point in your deck that you filed.

Ben Kohn

You know, so internationally we don't have a core expertise today to sell products directly to consumers. And so licensing will play a big component internationally especially when I think about Asia, China--mainland China, and Southeast Asia. And it's also by product category. So in apparel and accessories we don't have a core expertise per se but we know the brand works there. In the other areas and especially what I would say is in the western world we're very focused on the direct to consumer model.

The great thing about licensing is I have over $400 million today of forward book minimum guarantees in licensing. So our business is a quasi-SaaS business to some extent. So when I look at my revenue projection for 2021 and beyond, you know, that $400 million is between now and 2029 a forward book revenue. And that assumes we don't renew with any existing licensee or we don't expand into new geographies or categories. Even though our historical renewal rate with licensees has been in excess of 95%.

And so in reality that number is a lot bigger. And so when we look forward, you know, and I think about what am I projecting for 2021 especially as a public company I have a lot of predictability and visibility into my revenues for next year and then actually beyond that.

Justin

Specifically around the licensing business right?

Ben Kohn

That's correct. And then when a couple of my direct to consumer business on top of that--and we really have a new baseline. What I'll say is, you know, we'll enter 2021 with far more customers than we entered 2020 with. Business has grown nicely this year especially in the face of COVID even though we've lost revenue in other places.

Because of COVID that will come back online in 2021. You know, I have a high level of confidence that, you know, when you think about our total revenue for next year, you know, 70, 80% of that is highly, highly predictable at this point. And that's a nice place to be at, you know, in the beginning of October.

Playboy Enterprises, Inc. Interview: Transforming the Iconic Brand Thursday, October 8, 2020, 12:00 PM Eastern

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Justin

Yeah that's great. Sounds like a lot of momentum in the business and starting off with a new baseline is always really encouraging. I guess would you talk a little bit more about the Yandy acquisition? When did that happen and how has that kind of transformed the business?

Ben Kohn

Sure. So Yandy was a company we bought actually December 31st, 2019. So we really took it on the first of this year. The business is a direct to consumer business selling lingerie and intimates to mostly a female audience. About 75% of the audience on Yandy is female. And that's important to us as a company. One of the things that I wanted to do three years ago was really broaden the audience for Playboy. It's a brand that has always appealed to both genders but I thought we could do a much better job especially in today's day and age.

And so if you actually look at what we've done over the past two years on that, we've grown our female audience 70%. We've added 10 million new followers on social and we've also brought down our average age by over 10 years. And if you look at our CBD product line as well as a bunch of the other stuff that we have in the pipeline there are products that are geared to women. So what Yandy brought us was over two and a half million customers. And they brought us an infrastructure really in our roadmap to go direct to consumer that we needed.

So we could have either built it or we could have bought it. It was much cheaper for us to buy it. And so we did. And it's worked out. We've grown that business over 35% this year to date. And there's a lot more room for growth there. And in addition we are looking at other acquisitions right now that will be another use of this capital and really my background in M&A and in private equity that will be very complimentary and synergistic to that Yandy platform.

But, you know, Yandy today is fully integrated into Playboy. They are managing our e-comm and fulfillment operations. And that was something we had historically outsourced.

Justin

Gotcha. And I guess you mentioned something, you know, about increasing your female audience, female customers, bringing your average age of customer down quite a bit. I guess was that a purposeful movement? How did you end up doing that other than kind of acquiring some customers I assume? You know, another big question that we've been getting is how is Playboy going to balance both serving some of the older audience that's been with the company for a while and then also appealing and maybe reinventing itself to potentially Gen Z and younger millennials?

Ben Kohn

Yep. So, look, it was something that was intentional. We did a lot of customer research two and a half years ago and we looked at all of our demographics and we said look, this is where we need to go to position the brand for the future. And so it was intentional that we would probably lose some of what I would say is the legacy audience. And we were okay with that. You know, sometimes you have to make bold bets. This bet looks like it's paid off. But it was an educated decision really setting the company up for the next 25 to 30 years of growth by moving to that Gen Z and that younger audience.

And it was important. It's also that 50% of the world today are women. And, you know, women are--make up 50% of my workforce internally today across all ranks. And so what we've done behind the camera is just as important as in front of the camera. You know, I'm proud to say that if you look at the past two years, probably 90% of the photographers we've worked with and people on set are females, are women. And I think that's really important to tolling a different message. That this is about owning your own sexuality.

Playboy Enterprises, Inc. Interview: Transforming the Iconic Brand Thursday, October 8, 2020, 12:00 PM Eastern

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And we've really put the lens in the hands of the creators. And this is a platform to express that sexuality and that freedom of expression which are the core values and the core DNA of this company.

Justin

Thinking about, you know, your two biggest business lines of sexual wellness and style and apparel it makes sense to me how you plan on kind of expanding out of that into beauty and grooming makes very logical sense to me. I guess what doesn't really pop out of the page for me is how exactly you're going to expand into, you know, what seems to be the small but growing piece of your business in gaming. And especially in the world where a lot of buzz around major gaming companies out there really trying to pioneer gaming specifically around the online gaming piece.

How do you feel like you fit in? How does Playboy fit in and how does the business model look like in that landscape?

Ben Kohn

Yeah, so I just really want--quickly want to talk about beauty and grooming and then I'll talk about gaming for a minute.

Justin

Yep.

Ben Kohn

Yeah, I think Playboy's been an arbitrator of beauty whether or not you agree with it, you know, probably for the last (AUDIO GAP). And so we think there's a real opportunity for us in color cosmetics but specifically in men's grooming and skincare. And so I'll talk about that.

On the gaming side, you know, this company has been in the gaming business for 50 years. And so what people don't know is, you know, back in the 60s, late 60s and 70s we had one of the most profitable casinos per foot in the world in London. And it was an iconic casino. And so what I can tell you is that when you look at our stats over those 50 years, and even when we had a casino--a small casino in Vegas at the Palms people stay longer and they play more if it's a Playboy dealer than if it's a non-Playboy dealer.

And we've had partnerships in the past with Fan Duel and others in sports gambling. I can't go into a lot of details because obviously I'm restricted to what I can say. But I can tell you that our partnerships with micro-gaming and scientific games are going great. We have a new Playboy blackjack app as well that you can download from the app store. We have some other land based or physical based properties opening in the next 12 months. In addition to our existing partnership with Caesar's or El Dorado in London today in Mayfair.

And we're thinking hard about sports gambling and how this brand can play. It's definitely worked in the past. When you think about Draft Kings and Fan Duel just given the fan base that we have and what those interests are of that fan base.

Playboy Enterprises, Inc. Interview: Transforming the Iconic Brand Thursday, October 8, 2020, 12:00 PM Eastern

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Justin

Yeah I imagine very complimentary for sure. And in terms--let's circle back to maybe talking a little bit more about beauty and grooming. I know you--it seems like you have a lot of really promising things going there.

Ben Kohn

We do. So we've had a very large fragrance business historically in Europe which we just relaunched with our partner SADP. So they just relaunched it in Germany and it'll be relaunching in the U.K. this month. But we think there's a ton of space for us there, especially in the color cosmetic side and then as well in men's grooming which is the fastest growing consumer product category in China. And we're not in it today. So we're very excited by what that could look like going forward.

Justin

You’ve outlaid, a kind of, sounds like a lot of really great things and momentum going on all four--I guess four verticals. You’ve outlaid a target of a little over $100 million EBITDA over the next, was it five years. I guess, would you be able to kind of enlighten us what you believe the path to that number is, other than just straight up revenue growth? I think I saw that that implies some margin expansion as well, so kind of where that’s coming from and where you’re going to be overweight in five years.

Ben Kohn

Yeah, so the margin expansion just happens in turn away, so great example is Yandy. We’ve grown that business over 35 percent this year. We’ve added no cost to it. Internally as a company, we knew the growth was coming. We saw it in the numbers and so we’ve been carrying more overhead than you would need for a business of our size, and so we’ll be able, with the revenue growth, to realize higher margins going forward.

The bulk and the majority of that revenue growth, to get to the $100 million, is coming out of the Sexual Wellness space. So, about $84 million is coming out of Sexual Wellness. When you think about Sexual Wellness, again overall, it’s a $400 billion industry in 2024. It’s about $240 billion today, so it talks about the internal CAGR in that industry. And, what I think we’re projecting is a very modest percentage of it, but this company led the sexual revolution back in the ‘60s. I think it’s--from a golfing analogy, it’s right in the middle of the faraway for us.

We just got our products into over 10,000 big box stores in the United States. Those are our benzocaine wipes that help men with pre-mature ejaculation, but also have a benefit that they make men last 30 percent longer. So, those are available at CVS and Walmart. We just launched our CBD line of products last week and so those are just starting to ramp up from the sales perspective. Haven’t announced it yet, but we’re confident we’re going to land some retailers for that as well. Right now, those are available online at pleasureforall.com, which is a new site that we just launched.

Those products are geared towards females, but we have male products in development that will be launching over the next 12 months. But look, the overall category is just huge. It’s growing on a global basis and I’m confident that we will be able to achieve what we’re projecting in those numbers.

Justin

Yeah, absolutely and it’s very interesting because another company also, in I guess the Sexual Wellness space, Hims, also announced they’re potentially going public with SPAC, which is, I guess I would say, complementary. It really speaks volumes to how much this trend really has behind it and if Playboy can really become a force to be reckoned with within that space, for sure.

Playboy Enterprises, Inc. Interview: Transforming the Iconic Brand Thursday, October 8, 2020, 12:00 PM Eastern

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Ben Kohn

Look, I don’t think the market has quite caught off to this, but this is mainstream today. And, so when you look at where it was five years ago versus today, it is a mainstream category and exactly right, there’s Hims, there’s Romans, there’s others out there. It’s a category that we’re taking a very hard look at right now that we think our brand, especially given how large our audience is, really provides a unique competitive advantage. And, so when you think about our organic audience today, it’s 50 million plus people that we’re interacting with on a daily basis. When you add our influencer network that we work with daily on, that expands exponentially.

And, so when we think about that versus when I look through the Hims filing--and it’s a great business. Our vantage is today as a company, we don’t spend really any money on performance marketing internally today at Playboy. Yandy does, but Playboy doesn’t, and so our ability to drive audience and to drive conversion I think is one of the true unique competitive advantages of this company and what’s so misunderstood but also interesting about our future.

Justin

Would you say that influencer marketing is maybe a core piece of how you approach marketing today?

Ben Kohn

Look, we work with influencers daily. I would say the way we approach marketing is the rabbit head. It’s one of the most recognized brands in the world.

Justin

--Sure.--

Ben Kohn

I think it (INAUDIBLE) something to everyone, no matter where you go, and that historically has been our marketing effort. We do plan on more influencer marketing and more performance marketing going forward, but those will be done in a very positive ROI basis.

Justin

Got you. And, I guess one other thing on the financials I wanted to really cover was your, I guess, how much cash the business generates today on a go-forward basis. I think the financials have moved around quite a bit from this year and last year, so wanted to kind of understand how that’s working for you.

Ben Kohn

Sure. So, this year, obviously we’ve had great growth, 100 plus percent EBIT growth. Obviously with COVID, we’ve had disruptions to the supply chain, especially with some of the new products that we’ve launched that only launched in the last week or two weeks. So, when we get a quarter of that this year, we get the full benefit of that as we get into ’21.

But, we’re also lucky that we have over $180 million in net operating losses. And, so when you look in our EBITDA to free cash flow conversion going forward, it should be 75 to 80 percent for the foreseeable future. We are a capex light business. We basically have very little to no capex at all. We don’t manufacture anything. Everything we do is on a contract manufacturing basis. We tend to turn our inventory very quickly.

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And, so when you look at that EBITDA and you add on that tax shelter that we do have as a company, we should be able to generate a ton of free cash flow going forward as a company. Historically, the numbers, although look flat, really weren’t flat because we were in the process, being capital constrained, of winding down our historical and latest e-media businesses, while at the same time growing our consumer product category. And, so if you look at consumer products today, it will represent about 82 percent of our revenue for 2020.

Justin

That’s great and I guess that brings me to a side question that we received quite a bit, was winding down the legacy business, I guess what does that look like here in the United States and North America? Would there ever be a world in which you brought back print edition and things like that? So, just kind of understanding where--what will happen to the legacy parts of the business.

Ben Kohn

So, the legacy parts have been shut down today.

Justin

--Okay.--

Ben Kohn

We don’t have any plans to bring back print and what existed. I think you have to sort of think through--and this is what we’ve done as a team--is what is print? So, a magazine between its front cover and its back cover is a compilation of a lot of different pieces on the inside, and we look at those pieces as franchises and as assets. So, think about the Playboy interview, 20 questions, the Playboy advisor. Playboy advisor, when we talk about education and enhancing the intimacy in your sexual life, it’s a great example of something that you take out of the magazine, we’ve brought it to live in a video series. Now we’re thinking about how do you actually turn a business model and put a business model around it? Can you launch an app that is actually helping people either connect with third party therapists or can we give advice to people in how to have better relationships in their life?

So, what we’ve done is we’ve taken all the great pieces out of the magazine and we’ve brought them to life in distribution formats that we think really connect with consumers. I think there’s a misnomer historically that you can take print content, put it on a digital platform, and consumers would engage with it. It’s just not true.

You need to produce content for that platform that consumers are engaging in. And, so we have a very interesting podcast coming up, an audible portion of the Playboy interview that we’re excited about, and I think the video series that we’ve done so far between the Playboy advisor and what we’ve done with the playmates and sort of behind the scene shoots, we’ve seen phenomenal engagement across the platforms on that.

Justin

About the transaction, it looks like you’re going to have a little over $100 million on the balance sheet if it goes through. I guess, what are the plans to use that capital, especially when you’ve said you’re going to be highly free cash flow generative going forward as well. I guess lots of dry powder to use for growth, I assume.

Playboy Enterprises, Inc. Interview: Transforming the Iconic Brand Thursday, October 8, 2020, 12:00 PM Eastern

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Ben Kohn

We have a ton of dry powder. It’s why we’re doing this transaction. We didn’t need to, but it was the right time. As I said, I was in private equity for the previous 25 years and what I wanted to have going forward--and I referenced liberty, which we would all emulate to have the track record. I think Greg Maffei and John Malone have. But, I have some of those core assets, especially with the tax assets that I have today. A lot of the capital will be used to continue to build out our direct to consumer business, launch new product categories and color cosmetics, etc. But, then we’re going to have a ton of capital for acquisitions, and so we think there’s a real opportunity to buy other businesses and other brands that would be very complementary to the Playboy brand and the Playboy platform.

And, so what we’re thinking about as a team is how do we own more of our consumer’s life, from the time they wake up in the morning until the time they go to sleep at night? It does not have to be Playboy branded, but the four categories that we’re focused on: sexual wellness, apparel and accessories, gaming and lifestyle, and then beauty and grooming. Those won’t change, but we do think there are complementary businesses and brands out there that would make sense to our customers to sell them more products and really driving lifetime values.

So, lifetime value and average order size is something we’re really focused on, and I think you saw that coming through in the Hims numbers actually, that when you look at the lifetime value of that customer versus what you’re acquiring that customer for, it’s very interesting and other people are thinking about our business very similar.

Justin

Got you. Yeah, lots of sticky recurring revenues as opposed to just buying a t-shirt off the shelf. That makes a lot of sense to me.

Ben Kohn

Especially in the Sexual Wellness space. It takes the friction of the cash register out by doing it online and then so that’s why, again, the direct to consumer space is very important for us to have that one on one relationship with our customer.

Justin

Got you. So, building out, I guess all suites of DTC, I guess channels--because I know that you do have your current ecommerce channels, but have alluded to potentially building out more?

Ben Kohn

Look, I think the way we think about it is we want to make sure we have the right product with the right brand on it that would make sense to the consumer, and so again, it doesn’t have to be Playboy branded as we think about life long term. What makes sense is that the product resonates with the consumer. It’s that old Amazon no from Bezos, which is the empty chair in the room and what’s the consumer think about it? And, that’s what we talk about internally, which is to the extent that we’re going to compete with Hims or Romans, which we’re thinking about, does it make sense with the Playboy brand or does it make sense with another brand?

The advantage of this business and the way we think about it as a platform is really that, which is because of the reach of this platform, we can have other brands that could be by Playboy. So, if you actually look at the CBD products that we just launched, they don’t say Playboy. It’s Bath Bomb by Playboy. It’s something that we’re thinking about in the color cosmetics space. If you look at our pleasureforall.com website, it’s Pleasure For All by Playboy and so that’s how we’re really thinking about the world going forward is again, selling more and more products to the same consumer that makes sense in their life and again, it’s from the time they wake up in the morning until the time they go to sleep at nighttime, but also at different phases in their life.

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And, so one of the areas that we’ve looked a lot at is dating. The problem with dating is what happens when you meet someone? So, if you’re on match.com and you fall in love and you find a relationship, they lose you as a customer, and what we’re thinking about is how do we own that customer for 20 or 30 years and how do we provide value to that customer?

Justin

That’s a great way to think about things. It’s been an absolutely record year in SPAC specifically in the public markets. You had mentioned that it was about time to take the company public. I guess my question is, why did you choose the SPAC route as oppose to potentially more private growth capital or otherwise?

Ben Kohn

I think it’s really about having flexibility in your capital structure and so we’re looking at a lot of businesses right now. It’s great to have cash, but some of these businesses are owned by founders that want to own stock going forward as well. To the extent they’re accretive deals, it makes sense to have stock as an incentive that we can offer some of these founders that will help us grow our company.

The stocks have become very, very efficient and the great thing for now myself as an operator and my team who are operating every day is because we’ve already raised $50 million in the pipe, the ability to start planning for next year is greatly enhanced. That doesn’t mean that the deal is done in any means, but we can start planning for if we had that cash going forward versus if you think about the regular way IPO, the problem with the regular way IPO is you can have a great road show and something could happen in the markets the week you’re trying to price and the deal falls apart. And, so I think that especially with Mountain Crest, which was a truly unique stack in that it had no warrants outstanding, given that my shareholders, including management, will own about 66 percent of this company on a pro forma basis, we’re very sensitive to dilution. This was really a unique opportunity to have the most flexible capital structure and then raise that in a very efficient manner.

Justin

That’s amazing that so much of management will own the go forward entity. I think it speaks volumes with--about how much you believe in the business and the platform and the momentum. It’s obviously very smart to avoid the dilution that is notorious with some of these SPAC deals.

Ben Kohn

Yeah I mean look, Mountain Crest was really unique. It’s what attracted to us. Just to be clear, the existing shareholders and management will own about 66 percent. Management pre-merger owns about 23 percent of the company. So, myself and my team are highly motivated by the success of this. No one is taking a dollar off the table as part of this transaction. Everyone is rolling, including signing one year lockups, and so we’re excited about the future. It’s very rare do you have the opportunity to step into a brand that--like this that have created--that has this type of awareness on a global basis. It’s just priceless. Again, you could spend billions of dollars trying to recreate this platform and you wouldn’t be able to do it today, and I think in this cluttered environment that we live in, we are constantly bombarded with information no matter where you turn, to have a brand that truly stands out is unique. And, to me, it’s why I took the job that was the biggest opportunity I had ever seen in my career and it’s priceless.

Playboy Enterprises, Inc. Interview: Transforming the Iconic Brand Thursday, October 8, 2020, 12:00 PM Eastern

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Justin

Yeah, it absolutely sounds like it and I’m very encouraged from this discussion. Well, I wanted to really thank you so much, Ben, for talking with us and on the show. I really appreciate you being able to talk a little bit more about the business, putting some more context around what we see, just one filing on these SPAC deals. It really gives us a lot more confidence as potential investors.

Ben Kohn

Thanks, Justin. I really appreciate the time.

Justin

Thanks so much for watching and please don’t forget to like this video and subscribe to the channel for more business and investing content from a former hedge fund analyst and current tech CFO. The bigger we can grow our community, the more awesome guests we can have on the channel, like Ben. And, as always, don’t forget to sign up for our free email newsletter, Morning Cents, right here for all of our business and investing analysis daily in your email, link in the description. Until next time, happy investing.

Playboy Enterprises, Inc. Interview: Transforming the Iconic Brand Thursday, October 8, 2020, 12:00 PM Eastern

Playboy Enterprises, Inc. Wharton Business Daily Podcast Thursday, October 8, 2020 CORPORATE PARTICIPANTS Ben Kohn - CEO, Playboy Enterprises, Inc. Dan Loney - Host, Wharton Business Daily

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PRESENTATION

Dan Loney

Last week it was announced that Playboy Enterprises, Inc. was going to be a publicly traded company again, almost a decade after it went private. The company will turn public as part of the recent surge in SPACs, special purpose acquisition companies, otherwise known as blank check firms. Mountain Crest Acquisition Company is the firm behind this move, with the storied brand right now valued at around $415 million. Ben Kohn is the CEO of Playboy Enterprises and joins us now to discuss the move. Ben, thanks very much for your time today.

Ben Kohn

Good morning, Dan. Thanks for having me.

Dan Loney

Thank you. So, what made this the right move right now to make?

Ben Kohn

Yeah, I think it was about having the most flexible capital structure for the company. The business has experienced great growth in 2020, even in the face of COVID. So, revenues are up 68% this year. EBITDA is up over 100%. And when we look at the opportunities in front of us and our ability to accelerate that revenue going forward, you know, not only having the cash but having the stock as a flexible capital structure to pursue acquisitions, it made it the right time for the business. And it's something we've really been planning on for the last three years.

Dan Loney

And so, the company has developed in recent years in changing, like with a lot in the media industry, you know, the trademark magazine is no more. It's on a digital format at this point, but there are other pieces in which Playboy Enterprises is involved with as well.

Ben Kohn

Yeah, so if you look at 2020, about 83% of our revenue this year will come from consumer products. The magazine, although a nice tombstone, for lack of a better word, has really been irrelevant for a while. You know, our consumers interact with us today through our digital properties. And what we've done with the magazine is we've taken actually the great franchises that existed in it and we've brought them to light in mediums where consumers are consuming content today, whether that be a podcast, whether that be audible, or whether that be video.

Dan Loney

And so, the brand itself, the Playboy brand, still carries a large value to it like it has for several decades.

Ben Kohn

Yeah. I mean the Playboy brand, in my mind and in the team's mind, is priceless. You couldn't re-create what we have today on a global basis. You could spend billions of dollars trying, and you wouldn't be able to do it. We sell over $3 billion of product in over 180 countries. Anywhere you go in the world, anywhere I've ever been in the world, I've seen the rabbit head, and that's priceless. I can only think of two other brands that have that on a truly global basis, and that's Nike and Coca-Cola.

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Dan Loney

We're joined by Ben Kohn who is the CEO of Playboy Enterprises. How much does--and you can speak to this because of going through the SPAC process. But obviously with the pandemic, the traditional roadshow to go public really isn't an option at this point, and you don't know when it might be. So, take us through that part of this process.

Ben Kohn

Yeah. It's something different than I've ever experienced before. You know, I started my career in investment banking, and so I've done traditional roadshows, you know, flying around the country, meeting with investors. This was all done on Zoom. And so, it's great for the body because it saves a lot of wear and tear. The challenge with it is you lose that personal connection sitting across the table from someone.

But, you know, all in all, it worked very well. We were able to raise $50 million, which was our target, in PIPE commitments today. And that's before we have the shareholder (INAUDIBLE) and the $58 million in trusts. So, net-net, I think it was a positive, but I am looking forward to getting back on the road and meeting the investors in person.

Dan Loney

And so that money that is going to be coming through this SPAC will go back into the company in investment and expand those different platforms even farther, correct?

Ben Kohn

That's correct. So, the existing shareholders, including management which owns about 23% of the company prior to the deal, are rolling 100% of their holdings into Mountain Crest, and signing one-year lockups. All of the money that we are raising is going to be used to expand the business or for acquisitions going forward.

Dan Loney

We're joined again by Ben Kohn, CEO of Playboy Enterprises. So obviously, the brand is associated with Hugh Hefner, and I think it always will be. But how have you seen with some of these changes kind of the company evolve into what it is now and what, maybe in looking at a five-year plan or a ten-year plan, about what it will be in the future?

Ben Kohn

Yeah, look, Hugh was a legendary icon. I think that what happened in the later years in his life is the messaging of the company got him lost in the public spotlight. And really, I think one of the mistakes the company made was doing The Girls Next Door reality television show on E! You know, the company had been a pioneer in social issues, whether that be freedom of expression, equality, LGBTQ issues, civil rights, the company had really been an advocate for all of those causes.

And what we've been able to do with the team that I brought in is really highlight those issues, and I think that creates an emotional connection with the consumer. And it makes them want to buy our products because they believe in the same causes that we believe in. And so, I think that's where Gen Z is today. They want to buy products from companies that they believe share the same values they do.

So, going forward, you know, as this company led the sexual revolution last time, sexual wellness is a big category for us. It's going to be a $400 billion industry by 2024, and it's a big focus of ours going forward. (INAUDIBLE)

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Dan Loney

Go ahead, finish up. I'm sorry.

Ben Kohn

Yeah, we have products in digital gaming. We have products in apparel and accessories. We have great partnerships with PacSun and Missguided. But I think the single biggest opportunity for us over the next few years is in the sexual wellness category.

Dan Loney

Yes. Specifically, what makes up that area for you guys right now?

Ben Kohn

Yeah. So, it's anything from lingerie to telemedicine. So, if you look at companies like Hims and Bromans and Blue Q, to bedroom accessories.

Dan Loney

The expansion of that area specifically, and you think about, you know, telehealth and such as expanding right now, there would seem to be an avenue to be able to become a part of an area which, again, we're making this adjustment from what--and I'm 54. So what I remember Playboy being as a younger individual to what it is now, you're making these potential investments which have the opportunity to really change the focus on what the company is now, in comparison to what it's been in the past.

Ben Kohn

Yeah, I think the transition for the business happened 10 to 20 years ago. You know, if you look at it today, consumers are spending in excess of $3 billion buying our products. That isn't our media products. All of the legacy media businesses for the most part have been shut down. It's really a consumer product company today, and it's a lifestyle consumer product company. And so whether they're interacting with their digital gaming properties online or casino in London in partnership with Caesars, you know, our clothing with PacSun and Missguided, which has expanded over 10X over the last two years, I think that's how consumers think of the brand today.

And I think sexual wellness, for lack of a better analogy, is right down the middle of the fairway for us. It's a massive category. It's highly fragmented, and I think we have a unique competitive advantage with the brand. When I think about companies like Hims and Bromans, which are great businesses, but they're spending a ton of money acquiring customers--

Dan Loney

Yeah.

Ben Kohn

Historically, we have not spent any money on performance marketing. It's the power of the brand that is so unique, and in my mind created the greatest opportunity I've seen in my career. It's truly priceless.

Dan Loney

So then looking at turning public now and thinking about the last almost decade of being a privately held company, the benefits for where Playboy was and where it is now, the benefits of having that time of being private, what were the most important benefits that probably the company gathered?

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Ben Kohn

Yeah. I think the benefit was really the transition of the business model, that when Playboy was a public company--and I had actually led the take private when I was in private equity--you know, it was a business internally that could be focused on the media side of the business. And what we were able to do outside of the public spotlight was really reposition the business for what I thought the true value was in 2011, when we took it private, which was the brand.

And developing the business model around that, that I thought we could win in long term. And that's what we've done, and I think you've seen it this year with the growth in the business, right? Revenues are up 68%, EBITDA is up over 100%, and that's in the face of COVID where we've lost some money. You know, the advantage of that is we'll get all of that back in 2021.

Dan Loney

So, what is it do you think that resonates the most with the consumer right now with that brand? And as you said, with the numbers you've put up in this year in the face of COVID, and I would imagine assuming that you hope that you'll be able to carry close to, if not similar, levels of growth in 2021 and beyond?

Ben Kohn

I think it's the emotional connection. I think when someone wears the rabbit head, they're making a statement on the values that they believe in and they stand for. And I think it's something that is so unique about this business. I mean, you can think about Toms shoes and giving away a pair of shoes for every pair you buy. I mean, this company has really been a leader in providing the platform for thought leaders, you know, whether it's civil rights, whether it's freedom of expression, whether it's free speech and suing the U.S. Postal Service, and whether it's equality.

Or you can even look at our Instagram from a few weeks ago, and may she rest in peace, but Ruth Bader Ginsburg writing a letter to the company when she was with the ACLU, thanking the company for its support of women's rights. And I think those are the issues that consumers care about today. I think that they're more relevant today in some ways today than they were in the past, and I think that's what creates that emotional connection. It's that freedom of expression. It's owning your own sexuality that consumers care about, and it's why they wear the rabbit.

Dan Loney

Let me ask you one final thing, because I've asked this of a lot of CEOs, and I'd love to get your thoughts on it. Because going through this pandemic, even with the gains that the company has seen, the idea of risk and dealing with risk is something that is more on the mindset of a lot of leaders these days. And obviously, this is a risk that not many people expected, you know, several months ago. And so how has dealing with all of this maybe changed your mindset around the idea of risk?

Ben Kohn

Yeah, look, we benefit that the business is very well diversified, both on a geographic basis as well as a product basis. So, if you look at our revenue today, over half our revenue, about half our revenue comes from international markets, and that's dispersed across the world.

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I'm very proud of my team for making the transition to work from home. We decided because of risk to employees, and I put my employee health before anything, that we would not return to the office until the earliest would be April 1, 2021. That might get extended, but I want to make sure that we create an environment that is safe for our employees. I think that has resonated with our employees today. And it also allows them to plan appropriately.

But look, we live in different times today. I think the work environment is changing, and we're thinking about ways that we can make it better for our employees going forward. People have gotten used to working from home. I think it's different amongst generations. People still do want that emotional connection being in the office, but I don't know if we'll ever go back to five, six days a week in the office. It might be two to three days, working in pods. People like the flexibility that working from home provides.

Dan Loney

Ben, thanks very much for your time. All the best to you.

Ben Kohn

Appreciate it, Dan. Thank you.

Dan Loney

Thank you. Ben Kohn, who is the CEO of Playboy Enterprises.

Playboy Enterprises, Inc. Thursday, October 8, 2020